To Members of the Board of Directors
CBL & Associates, Inc.
2030 Hamilton Place Boulevard
Suite 500, CBL Center
Chattanooga, TN 37421

Tuesday, September 29, 2020

Dear Gentlemen and Ladies,

As I have discussed with each of you, please be advised that I am resigning from the Board of Directors, the Executive Committee and the Capital Allocation Committee of CBL and Associates, Inc. effective immediately. My decision to resign is not based on any disagreements with the Board of Directors or management but rather is intended to preserve my ability to financially participate in any future restructuring whether through a Chapter 11 filing process or otherwise. Neither myself nor Exeter Capital Investors, L.P. has made any definitive determination as to such future participation at this time.

On a personal basis, I would like to express my pleasure in working with management and each member of the Board of Directors during my tenure.

Very truly yours,

/s/ Michael L. Ashner

Michael L. Ashner
Managing Member
Exeter Capital Investors, L.P.

cc:	Farzana Khaleel
Katie Reinschmidt
Jeff Curry, Esq.
David Heymann, Esq.
Steve Wolosky, Esq.
Elizabeth Gonzalez-Sussman, Esq.